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EXHIBIT 8.2

    SULLIVAN & CROMWELL
125 Broad Street
New York, New York 10004-2498

December 14, 2001

Civic BanCorp,
2101 Webster Street, 14th Floor
Oakland, California 94612

Ladies and Gentlemen:

    We have acted as counsel to Civic BanCorp, a California corporation ("Civic"), in connection with the planned merger of Civic with and into City National Corporation, a Delaware corporation ("City National") pursuant to the Agreement and Plan of Merger, dated as of November 16, 2001, by and between Civic and City National (the "Agreement"). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

    For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate. We have assumed, with your consent, that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is now and will be as of the Effective Time complete and accurate without such qualification. We have also assumed, with your consent, the following:

      (i)  The Merger will be completed in the manner set forth in the Agreement and the Proxy Statement/Prospectus of Civic and City National (the "Proxy/Prospectus").

      (ii) The representations contained in the letters of representation from Civic to us and Munger, Tolles & Olson, LLP, counsel to City National, dated December 13, 2001 and from City National to us and Munger, Tolles & Olson, LLP, dated December 13, 2001, will be true and complete at the Effective Time.

    On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

    We hereby consent to the attachment of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "The MERGER—Material Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended.

VERY TRULY YOURS,
/s/ SULLIVAN & CROMWELL Sullivan & Cromwell

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EXHIBIT 8.2